Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES MAY 2011 US TRADING VOLUMES

NEW YORK, June 8, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that May 2011 US trading volume was 4.2 billion shares and average daily volume (ADV) was 199 million shares.  This compares to 3.6 billion shares and ADV of 182 million shares in April 2011 and 4.5 billion shares and ADV of 224 million shares in May 2010.  There were 21 trading days in May 2011 and 20 trading days in both April 2011 and May 2010.

Although May 2011 trading volume was strong, the heightened mix from sell-side clients continued.  In addition, approximately 10% of May volume was from market-on-close (MOC) orders associated with end-of-month index rebalancing, which negatively impacted average revenue capture per share.

ITG US Trading Activity

May 2011

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

May	21	4,174,870,148	198,803,340

Year-to-Date:	103	19,684,035,869	191,107,144

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley
(212) 444-6259

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